Exhibit 10.11

                        Haven Bancorp, Inc.
                          Key Executive
                    Deferred Compensation Plan

                            ARTICLE 1
                          INTRODUCTION

1.1  Purpose of Plan

The Company has adopted the Plan set forth herein to provide a means by which certain Eligible Individuals may elect to defer receipt of designated percentages or amounts of their Compensation.

1.2  Status of Plan

The Plan is intended to be a plan that is "unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of sections 201(2) and 301(a)(3) of ERISA, and shall be interpreted and administered, to the extent possible, in a manner consistent with that intent.

                           ARTICLE 2
                          DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning clearly is required by the context:

2.1 Account means, for each Participant, an account maintained on the books and records of the Company that is established for his or her benefit under Section 5.1.

2.2 Appeal Committee means the Compensation Committee of the Board of Directors of the Company.

2.3 Cause means, when used in connection with the termination of a Participant's employment, the termination of the Participant's employment by the Company on account of: (i) the willful violation by the Participant of (A) any federal or state law, (B) any rule of the Company or (C) any rule or regulation of any regulatory body to which the Company is subject including, without limitation, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, which would materially reflect on the Participant's character, competence or integrity; (ii) a breach by a Participant of the Participant's duty of loyalty to the Company in contemplation of the Participant's termination of employment with the Company; or (iii) the Participant's unauthorized removal from the premises of the Company of any document (in any medium or form) relating to the Company or its customers. Any such determination shall be made in the Plan Administrator's sole discretion. The Company's rights hereunder in the event a Participant's employment is (or is deemed to have been) terminated for Cause are in addition to any rights the Company may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant's termination of employment it is determined that the Participant's employment could have been terminated for Cause, such Participant's employment shall, at the election of the Plan Administrator in its sole discretion, be deemed to have been terminated for Cause.

2.4 Code means the Internal Revenue Code of 1986. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.5 Company means Haven Bancorp, Inc. ("Haven") (or any successor to all or a major portion of Haven's assets or business that assumes the obligations of Haven hereunder) and each of its subsidiaries and affiliates.

2.6 Compensation means, with respect to each calendar year, the amount payable in cash to an Eligible Individual as: (i) base salary; (ii) bonus; or (iii) other cash incentive compensation, before giving effect to any compensation reduction election made in connection with: (A) a cash or deferred arrangement within the meaning of section 401(k) of the Code; or (B) a "cafeteria plan" within time meaning of section 125 of the Code.

2.7 Deferral Date means, with respect to each calendar year, each pay date or such other date or dates selected by the Plan
Administrator prior to the beginning of the calendar year to which an Elective Deferral relates.

2.8 Deferral Election means any election by a Participant to make an Elective Deferral hereunder by filing an Election Form in accordance with Section 4.1 hereof.

2.9 Distribution Date means, with respect to each Participant, the date the Participant ceases to be employed by the Company or any affiliate of the Company.

2.10 Effective Date means May 26, 1999, the date as of which the Plan first became effective.

2.11 Election Form means the participation election form approved and prescribed by the Plan Administrator.

2.12  Elective Deferral means the portion of a Participant's
Compensation that is deferred by a Participant under Section 4.1.

2.13 Eligible Individual means, in a Plan Year, an employee of the Company selected by the Committee to participate in the Plan whose Compensation in the immediately preceding Plan Year was, and whose Compensation for such Plan Year is expected to be, at least equal to the Minimum Eligible Compensation. The Plan Administrator may, in its sole discretion, limit the individuals or classes of individuals who may be considered Eligible Individuals.

2.14 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.15 Interest Rate means, for each Plan Year other than the 1999 Plan Year, the rate paid by CFS Bank on one-year certificates of deposit purchased in New York State on the last business day of the immediately preceding Plan Year and, for the 1999 Plan Year, the rate paid by CFS Bank on one-year certificates of deposit purchased in New York State on July 31, 1999.

2.16 "Minimum Eligible Compensation" means, with respect to each calendar year, an amount of Compensation paid by the Company in such year to an individual that, when added to any Elective Deferral under the Plan, equals or exceeds (1) in 1998 and 1999, $100,000 and (2) in 2000 and thereafter, the product of 1.25 and the dollar limit applicable for such calendar year under section 414(q)(1)(B)(i) of the Code.

2.17 Participant means any Eligible Individual who participates in the Plan in accordance with Article 3.

2.18  Plan means this Haven Bancorp, Inc. Key Executive Deferred
Compensation Plan.

2.19 Plan Administrator means the person, persons, committee or entity designated by the Company to administer the Plan. If no such person, persons, committee or entity is so serving at any time, the Company shall be the Plan Administrator.

2.20  Plan Year means the calendar year.

2.21 Unforeseeable Emergency means a severe financial hardship resulting from a sudden unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar circumstances as a result of events beyond the control of the Participant that, in each case, would constitute an "unforeseeable emergency" within the meaning of Treasury Regulation section 1.457-2(h)(4), and that may not be relieved (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (c) by cessation of deferrals under the Plan. An Unforeseeable Emergency shall not include the need to send a Participant's child to college or the desire to purchase a home.

                               ARTICLE 3
                             PARTICIPATION
3.1  Commencement of Participation

Any Eligible Individual who elects to defer part of his or her Compensation in accordance with Section 4.1 shall become a Participant in the Plan as of the first Deferral Date an Elective
Deferral is credited to the Participant's Account in accordance with Section 4.1.

3.2  Continued Participation

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.

                              ARTICLE 4
                          ELECTIVE DEFERRALS

4.1  Elective Deferrals

(a) Elective Deferrals for 1999. Subject to Section 4.1(e) hereof, an Eligible Individual may, by completing an Election Form and filing it with the Plan Administrator no later than June 30, 1999, elect to defer a percentage or dollar amount of the Eligible Individual's Compensation attributable to services rendered in 1999 on or after July 1, 1999, on such terms as the Plan Administrator may permit in its sole discretion.

(b) Elective Deferrals for 2000 and Thereafter. Subject to Section 4.1(e) hereof, an Eligible Individual may, by completing an Election Form and filing it with the Plan Administrator not later than November 30 of each Plan Year beginning with the 1999 Plan Year, elect to defer a percentage or dollar amount of the Eligible Individual's Compensation attributable to the next succeeding Plan Year, on such terms as the Plan Administrator may permit in its sole discretion.

(c) Mechanics of Deferral. A Participant's Compensation shall be reduced in accordance with the Participant's election hereunder and amounts deferred hereunder shall be credited to the Participant's Account as of the Deferral Date coincident with or next succeeding the date as of which the Participant would have received an amount deferred in the absence of having made a Deferral Election.

(d) Revocation of Deferral Election. To the extent permitted by the Plan Administrator, a Participant may change or revoke his or her Deferral Election with respect to Compensation payable for a Plan Year by giving written notice to the Plan Administrator in such form as may be required by the Plan Administrator, before the first day of such Plan Year.

(e) Limit on Deferrals. No Eligible Individual shall be permitted to elect to defer an amount of the Participant's Compensation hereunder in any Plan Year in excess of the lesser of: (i) 10% of such Eligible Individual's Compensation in such Plan Year; and (ii) $20,000. If and to the extent an Eligible Individual's Election Form specifies an amount as an Elective Deferral that would exceed the 10% of Compensation or $20,000 limit described in the immediately preceding sentence, such Election Form shall be deemed to specify as an Elective Deferral the maximum amount that could be deferred under this Paragraph (e).

                               ARTICLE 5
                               ACCOUNTS

5.1  Accounts

The Plan Administrator shall establish an Account for each Participant that reflects the Participant's Elective Deferrals, together with adjustments for interest (determined in accordance with Section 5.2(b)), forfeitures and any distributions from the Account. The Plan Administrator shall provide each Participant with a periodic statement of his or her Account that reflects deferrals, interest, forfeitures described in Section 6.1(b) hereof and distributions added to or subtracted from, as the case may be, such Account since the prior periodic statement.

5.2  Adjustment of Accounts

The amount of each Participant's Elective Deferral for a Plan Year shall be credited to the Participant's Account as of the Deferral Date or Deferral Dates for such Elective Deferral as described in
Section 4.1 hereof. The Account shall be adjusted from time to time to reflect: (a) subsequent Elective Deferrals, if any; (b) interest on the amount credited to the Account from time to time, which interest shall be credited from the date as of which an amount first is credited to the Account to and including the last day of the month immediately preceding the month in which all amounts credited to the Account are distributed to the Participant and (c) forfeitures described in Section 6.1(b) hereof. The rate at which interest is credited to all Accounts during a Plan Year pursuant to Section 5.2(b) shall be the Interest Rate for such Plan Year.

The Plan Administrator may, in its sole discretion, from time to time, modify or amend the basis for crediting interest to a Participant's Account, including a modification that would reduce the rate or increase the periods between which the rate would be reset, provided, however, no such modification or amendment shall reduce an amount previously credited to a Participant's Account.

                               ARTICLE 6
                                VESTING

6.1  General

(a) Accounts Generally Vested. Without limitation on Section 11.1, but subject to Paragraph (b) of this Section 6.1, each Participant shall be immediately vested in and shall have a nonforfeitable right to the balance credited to the Participant's Account.
(b) Forfeit of Interest for Termination for Cause. If a Participant's employment is (or is deemed to have been) terminated for Cause, in addition to any other rights or remedies the Company may have at law or in equity, the Participant shall forfeit forty percent (40%) of any amount credited (or to be credited) to the Participant's Account as interest pursuant to Section 5.2(b).

                               ARTICLE 7
                               PAYMENTS

7.1  Time and Form of Payment

Unless sooner distributed in accordance with the terms hereof, each Participant shall receive a distribution in a single lump sum of the entire amount credited to the Participant's Account as of the Participant's Distribution Date within 30 business days after the Participant's Distribution Date.

7.2  Death

If a Participant dies prior to the distribution of the amount credited to his or her Account, the amount credited to his or her Account shall be paid as soon as practicable to the Participant's designated beneficiary or beneficiaries in effect on the date of the Participant's death.

Any designation of a beneficiary shall be made by the Participant on an appropriate beneficiary election form filed with the Plan Administrator and may be changed by the Participant at any time by filing another beneficiary election form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant's surviving spouse, or, if none, to the representative of the Participant's estate. No payment shall be made to the representative of a Participant's estate until the Plan Administrator shall have been furnished with such evidence and other documentation as it shall deem necessary or appropriate to establish the validity of the payment.

7.3  Unforeseeable Emergency

If a Participant suffers an Unforeseeable Emergency, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of the Participant's Account that the Plan Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay any Federal, State or local income taxes reasonably anticipated to result from the distribution. A Participant requesting an emergency payment shall apply for the payment in writing in a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require.

7.4  Taxes

All Federal, State or local taxes that the Plan Administrator determines are required to be withheld in respect of any Elective Deferrals hereunder or from any distributions made pursuant to this
Article 7 shall be withheld from amounts payable hereunder or from any other amounts payable to a Participant.

                         ARTICLE 8
                PLAN AND APPEAL ADMINISTRATOR

8.1  Plan and Appeal Administration and Interpretation

The Plan shall be administered by the Plan Administrator, except as provided in this Section 8.1 and Section 10.3 hereof. Subject to
Section 10.3 hereof, the Plan Administrator shall have complete control and authority to administer the Plan, including, without limitation, determining the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, representative of a deceased Participant's estate, or any other person having or claiming to have any interest under the Plan. Subject to Section 10.3 hereof, the Plan Administrator shall have complete discretion and power to interpret the Plan and to decide all matters under the Plan. Subject to Section 10.3, any interpretation or decision by the Plan Administrator shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant. The Appeal Committee shall have complete control and authority with respect to any appeal requested by a Participant pursuant to Section 10.3 hereof, including, without limitation, determining the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, representative of a deceased Participant's estate, or any other person having or claiming to have any interest under the Plan in connection with any such appeal. In connection with any matter subject to an appeal under
Section 10.3 hereof, the Appeal Committee shall have complete discretion and power to interpret the Plan and to decide all matters under the Plan. With respect to any matter subject to appeal pursuant to Section 10.3 hereof, any interpretation or decision by the Appeal Committee shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant. Any individual serving as Plan Administrator or who is a member of the Appeal Committee who also is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Plan Administrator or the Appeal Committee, as the case may be, shall be entitled to rely on information furnished by a Participant, a beneficiary or the Company. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements under ERISA.

8.2  Powers, Duties, Procedures, Etc.

In exercising its powers and duties, each of the Plan Administrator and the Appeal Committee may adopt such rules and procedures, appoint such officers or agents, delegate such powers and duties and receive such reimbursements and compensation, in each case, as it may establish or determine from time to time consistent with the provisions of the Plan.

8.3  Indemnification of Plan Administrator and Appeal Committee

No individual who serves at any time as Plan Administrator and no individual who is a member of the Appeal Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each individual who serves as Plan Administrator or who is a member of the Appeal Committee, and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Plan Administrator) unless such cost, expense or liability arises out of any action, omission or determination that was taken or made by such individual, director or employee in bad faith and without reasonable belief that it was in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, provided such individual, director or employee had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person acted in bad faith and without reasonable belief that such action was in or not opposed to the best interests of the Company or, with respect to any criminal proceeding, that the person had reasonable cause to believe the person's conduct was unlawful.

                        ARTICLE 9
                 AMENDMENT AND TERMINATION

9.1  Amendments

Subject only to Section 9.3 hereof, the Company shall have the right, in its sole discretion, to amend the Plan in any respect from time to time.

9.2  Termination of Plan

This Plan is a strictly voluntary undertaking on the part of the Company, and shall not be deemed to constitute a contract between the Company and any Eligible Individual (or any other person) or consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Individual (or other person). Subject only to Section 9.3 hereof, the Company reserves the right to terminate the Plan at any time with respect to any or all Participants, in whole or in part, by an instrument in writing that has been executed on the Company's behalf by its duly authorized officer. Upon termination, the Company may with respect to each Participant affected by any termination (an "Affected Participant") on a Participant-by-Participant basis,
(a) elect to continue to maintain part or all of the Affected Participant's Account and pay benefits hereunder as they become due as if the Plan had not terminated or (b) pay promptly to each Affected Participant (or such Affected Participant's beneficiary or beneficiaries) part or all of the balance of the Affected Participant's Account (or combine, in any manner, the alternatives described in Sections 9.2(a) and 9.2(b) hereof).

9.3  Existing Rights

No amendment or modification to, or termination of, the Plan shall be effective to the extent that it would reduce the amount credited to a Participant's Account immediately prior to the amendment, modification or termination, without the Participant's prior written consent.

                         ARTICLE 10
                      CLAIM PROCEDURES


10.1  Initial Determination of Benefits

Each Participant shall be notified not later than 30 business days after such Participant's Distribution Date (or after the Participant applies for a distribution upon an Unforeseeable Emergency) whether and the extent to which such Participant is entitled to a benefit under the Plan. All benefits shall be computed by the Plan Administrator.

10.2  Denial of Benefits

If the Plan Administrator determines that a Participant is not entitled to benefits under the Plan, the Participant will receive a written notice of denial of benefits. Any such written notice of denial of benefits shall include:

(a)  the reason or reasons for the denial;

(b) reference to pertinent Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the Participant to perfect the claim, together with an explanation of why the material or information is necessary; and

(d) an explanation of the Plan's claim review procedure, described below.

10.3  Review of Denied Benefit

(a) Opportunity to Appeal. Each Participant who receives a written notice of denial of benefits shall have a reasonable opportunity to appeal a determination that such Participant is not entitled to benefits under the Plan to the Appeal Committee for a full and fair review. Each such Participant (or the Participant's duly authorized representative):

(i) shall have 60 calendar days, after receipt of written notification of the denial of benefits in which to request a review;

(ii)  may request a review upon written application to the Appeal
Committee;

(iii)  may submit issues and comments in writing;

(iv)  may review pertinent documents of the Plan; and

(v) may, upon request, meet with the Appeal Committee for the purpose of reviewing the Participant's claim for benefits.

(b) Expenses of Appeal. Each Participant shall be responsible for paying any expenses incurred in connection with the any appeal described in this Section 10.3.

(c) Notice of Time and Location of Review. The Appeal Committee shall notify a Participant who requests to meet with the Appeal Committee under Section 10.3(a)(v) of the time and location for the review, which shall be on reasonable notice and at a reasonable time and location.

(d)  Review Procedure.  The review procedure provided for in this
Article 10 shall be deemed to provide for the review and final decision for a claim for benefits provided under the Plan.

(e) Written Decision. The Appeal Committee shall issue a decision on each reviewed claim for benefits promptly, to the extent practicable, no later than 60 calendar days after receipt of the review request or, if the Appeal Committee determines additional time is necessary to make a decision and so notifies the Participant, up to an additional 60 calendar days. The Appeal Committee's decision shall be in writing and shall include: (i) the reason for the decision; and (ii) references to the Plan provisions on which the decision is based. If the Appeal Committee does not provide a written decision on the review within the period described herein, the claim shall be deemed to have been denied.

                            ARTICLE 11
                           MISCELLANEOUS


11.1  No Funding

The Plan constitutes a mere promise by the Company to make payments in accordance with the terms of the Plan, and Participants and beneficiaries shall have the status with respect to the amounts credited to the Account from time to time only of general unsecured creditors of the Company. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Company or of any other person. In all events, it is the intent of the Company that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA, and the Plan shall be interpreted accordingly.

11.2  Non-Assignability

None of the benefits, payments, proceeds or claims of any Participant or beneficiary hereunder shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, such benefits, payments, proceeds or claims shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, participate, commute, pledge, encumber or assign any of the benefits, payments, proceeds or claims that he or she may expect to receive, contingently or otherwise, under the Plan.

11.3  Limitation of Participants' Rights

Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Company, or interfere in any way with the right of the Company to terminate the employment of a Participant at any time, with or without cause. In addition, nothing shall confer on any individual a right to participate in the Plan in any Plan Year. The fact that an individual is an Eligible Individual in one year shall not give the individual a right to participate in the Plan in any other year.

11.4  Participants Bound

Any action with respect to the Plan taken by the Plan Adminis-trator, the Appeal Committee or the Company or any action authorized by or taken at the direction of the Plan Administrator, the Appeal Committee or the Company shall be conclusive upon all Participants and beneficiaries (and any other persons) entitled to benefits under the Plan.

11.5  Receipt and Release

Any payment to any Participant or beneficiary made in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company, the Plan, the Plan Administrator and the Appeal Committee. The Plan Administrator may require a Participant or beneficiary, as a condition precedent to any payment hereunder, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Company or any other person to follow the application or use of such funds.

11.6  Governing Law

The Plan shall be construed, administered, and governed in all respects under and by the laws of the State of New York without reference to the principles of conflicts of law (except if and to the extent preempted by applicable Federal law). If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

11.7  Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.